EXHIBIT 10.7
Molex Incorporated
Summary of Non-Employee Director Compensation Arrangements

Cash Compensation:

Annual Retainer	$60,000

Board Meeting Attendance Fee	$3,000

Committee Meeting Attendance Fee	$2,000

Audit Committee Chairperson Meeting Attendance Fee	$4,000

Other Committee Chairperson Meeting Attendance Fee	$3,000

Equity Compensation:

Stock Options granted on the date of the Annual Stockholders’ Meeting	500 shares multiplied by the number of years of service or fraction thereof
o	All retainer and meeting fees are payable quarterly in arrears on the last Thursday of January, April, July and October.

o	All or a portion of the annual retainer and meeting fees can be deferred under the Directors’ Deferred Compensation Plan. Deferrals can be invested in an interest-bearing account payable in cash, or in a stock unit account payable in shares of Molex Common Stock. A deferral election form must be submitted within 30 days of election to the Board.